Exhibit 99.1

For Immediate Release

Investor Contact:	Media Contact:
Raiford Garrabrant	Michelle Murray
Director, Investor Relations.	Corporate Communications
(919) 407-5397	(919) 407-5505
raiford_garrabrant@cree.com	michelle_murray@cree.com

Cree Acquires Ruud Lighting, Inc. to Accelerate the LED Lighting Revolution

Addition of BetaLED® Product Line Strengthens Leadership Position in
LED Lighting and Components

DURHAM, N.C., August 17, 2011 – Cree, Inc. (Nasdaq: CREE), a market leader in LED lighting, today announced the acquisition of Ruud Lighting, Inc., a leader in LED outdoor lighting, at an estimated net cost of approximately $525 million. Combining two highly complementary LED innovators, the acquisition allows Cree to extend its leadership position and increase the adoption of energy-efficient LED lighting. The companies’ shared focus on best-in-class LED-based systems has led to thousands of LED lighting installations over the past several years.

This acquisition creates a market leader for indoor and outdoor LED lighting, accelerating adoption and expanding the market for both Cree’s LED systems and components. Other synergies include increased access to the lighting market through expanded sales channels and operating leverage from increased economies of scale. Through a broader presence in the lighting systems market, Cree gains additional knowledge and expertise to develop the next generation of industry-leading, lighting-class LED components.

“Cree is taking another bold step in leading the LED lighting revolution, creating a company that has an unrivaled focus and commitment to driving LED lighting adoption,” said Chuck Swoboda, chairman and chief executive officer of Cree.

“Joining Cree was the right thing to do so Ruud Lighting can build on our leadership position; as leaders we create opportunities for everyone,” said Alan Ruud, chairman and chief executive officer of Ruud Lighting.

Ruud Lighting will continue to be based in Racine, Wis., and will operate as a subsidiary as part of Cree’s lighting business. Additionally, Alan Ruud has joined the Cree board. Ruud Lighting, through its BetaLED® product line, was one of the first traditional lighting companies to transform the majority of its business to LED-based systems.

Cree today acquired all of the outstanding stock of Ruud Lighting for an estimated net cost of approximately $525 million, comprised of $372 million in cash, $211 million in stock (valued at today’s market closing price of $34.74/share), $85 million paid concurrently with the acquisition to retire outstanding debt, offset by tax benefits noted below. The stock portion is comprised of 6,074,833 Cree shares. The acquisition was structured for tax purposes as a deemed asset purchase, which means the cost to Cree will be offset by approximately $143 million of expected future tax benefits related to the acquisition.

Ruud Lighting’s financial and operating results will be consolidated for the balance of Cree’s first quarter of fiscal 2012 and Cree is revising its targets for this quarter. These revised targets include approximately 40% of a full quarter’s results from Ruud Lighting. Cree now targets revenue in a range of $265 to $275 million with GAAP gross margin of approximately 37% to 38% and non-GAAP gross margin on the low end of our previous target range of 38% to 39%. GAAP operating expenses are now targeted to increase by approximately $13 million from the previous quarter to $88 million, or $69 million on a non-GAAP basis. The tax rate for the first quarter is now targeted at 21.5%. GAAP net income, which includes expenses related to the transaction is targeted at $9 million to $12 million, or $0.08 to $0.11 per diluted share. Non-GAAP net income is targeted at the low end of our previous target range of $28 million to $31 million, or $0.25 to $0.28 per diluted share.  Cree targets this transaction to be slightly dilutive to GAAP earnings for the balance of fiscal 2012 and accretive to non-GAAP earnings for the balance of fiscal 2012. The GAAP and non-GAAP earnings per share targets are based on an estimated 112.9 million diluted shares outstanding. Targeted non-GAAP earnings exclude expenses related to the amortization of acquired intangibles of $0.04 per diluted share, stock–based compensation expense of $0.10 per diluted share and one-time acquisition related expenses of $0.03 per diluted share.

Conference Call
Cree management will host a financial analyst and investor conference call tomorrow, August 18, 2011 at 8:00 a.m. EDT. The call can be accessed from the U.S./Canada at (800) 374-1789 or outside the U.S./Canada at (973) 200-3386 with conference call ID 92095103 and is also available via webcast. The webcast can be accessed through this direct link, or  log onto Cree’s website www.cree.com and go to "Investor Relations - Financial Events and Presentations" for webcast details. The webcast will include written materials to be discussed on the conference call.

The call and the associated written materials will be archived and available on the website until midnight EDT on September 1, 2011.

About Cree, Inc.
Cree is leading the LED lighting revolution and making energy-wasting traditional lighting technologies obsolete through the use of energy-efficient, environmentally friendly LED lighting. Cree is a market-leading innovator of lighting-class LEDs, LED lighting, and semiconductor solutions for wireless and power applications.

Cree’s product families include LED fixtures and bulbs, blue and green LED chips, high-brightness LEDs, lighting-class power LEDs, power-switching devices and radio-

frequency/wireless devices. Cree solutions are driving improvements in applications such as general illumination, backlighting, electronic signs and signals, variable-speed motors, and wireless communications.

For additional product and company information, please refer to www.cree.com. To learn more about the LED Lighting Revolution, please visit www.creeledrevolution.com.

About Ruud Lighting, Inc.
Ruud Lighting, located in Racine, Wisconsin, is a manufacturer and worldwide marketer of industrial, commercial and residential lighting fixtures. Since 1982, divisions of Ruud Lighting have developed, manufactured and sold a range of products through various channels in locations throughout Canada, Europe, the Middle East, Africa, Russia, Mexico, Central America, Australia, New Zealand, and Southeast Asia.

Non-GAAP Financial Measures
This press release provides business outlook targets on both a GAAP and a non-GAAP basis. The GAAP targets include certain costs, charges and expenses which are excluded from non-GAAP targets. By publishing the non-GAAP targets, management intends to provide investors with additional information to further analyze the company's targeted performance, core results and underlying trends. Cree’s management evaluates results and makes operating decisions using both the GAAP and non-GAAP measures discussed in this press release. Non-GAAP information should be considered a supplement to, and not a substitute for, financial information prepared in accordance with GAAP.

Forward-Looking Statements
This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results, including with respect to our targets and prospects, may differ materially due to a number of factors, such as the possibility that costs associated with integrating the businesses may be greater than anticipated; the ability of the combined businesses to be integrated successfully with Cree’s current operations; the risk of intellectual property litigation; the ability of the combined companies to achieve targeted results; the risk that expected tax benefits may not be realized due to changes in tax rates or anticipated financial results or other factors; the risk that we may not obtain sufficient orders to achieve our targeted revenues given that our current backlog has remained at relatively low levels for the revenue targets and our ability to forecast orders is limited; increasing price competition in key markets; the risk that we or our distributors are not able to develop and expand customer bases and accurately anticipate demand from end customers, which can result in increased inventory and reduced orders as we experience wide fluctuations in supply and demand; the risk that our results will suffer if we are unable to balance fluctuations in customer demand and capacity; risks associated with the ramp-up of production of our new products, including production at our Huizhou facility that opened in 2010 and our entry into new business channels different from those in which we have historically operated; the risk that we may experience production delays that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs and lower margins; ongoing uncertainty in global economic conditions, infrastructure development or customer demand that could negatively affect product demand, collectability of receivables and other related matters as consumers and businesses may defer purchases or payments, or default on payments; our ability to complete development and commercialization of products under development, such as our pipeline of improved LED chips, LED components and LED lighting products; our ability to lower costs; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; customer acceptance of LED products; the rapid development of new technology and competing products that may impair demand or render Cree’s or Ruud Lighting’s products obsolete; and other factors discussed in Cree’s filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended June 27, 2010, and subsequent filings.  Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, Cree disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

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Cree and the Cree logo are registered trademarks of Cree, Inc.
Ruud Lighting, the Ruud Lighting logo and BetaLED are registered trademarks of Ruud Lighting, Inc.